Exhibit to Accompany Item 77J
Form N-SAR

PIA Mutual Fund
(the "Funds")

In accordance with the provisions of Statement of Position 93-2, "Determination, Disclosure and
Financial Statement Presentation of Income, Capital
Gain and Return of Capital Distributions by
Investment Companies," the Funds are required to report the accumulated net investment income (loss) and accumulated net capital gain (loss) accounts to approximate amounts available for future distributions on a tax basis (or to offset future realized capital gains). Accordingly, at November
30, 2004, reclassifications were recorded to increase
(decrease) paid-in capital by $(187),$0,$0,$(75,521) and $0, increase undistributed net investment income
(loss) by $516,456, $304,010, $33,320, $75,521 and $0
and decrease undistributed net realized gain
(loss) on investments by $516,269, $304,010,
$33,320, $0 and $0, for the OCM Gold Fund, the PIA Short-Term Government Securities Fund, the PIA Total Return Bond Fund, the PIA Equity
Fund and the PIA BBB Bond Fund, respectively.

These reclassifications have no impact on the net asset values of the Funds and are designed to present the Funds' capital accounts on a tax basis.